UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

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NATIONAL HEALTH INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 5, 2011, 4:00 P.M. CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the “Meeting”) of National Health Investors, Inc. (“NHI” or the “Company”).  It will be held at the Company’s corporate offices, 222 Robert Rose Drive, Murfreesboro, Tennessee on Thursday, May 5, 2011, at 4:00 p.m. CDT, for the following purposes:

(1)	To elect two directors; W. Andrew Adams and Robert A.. McCabe, Jr. both of whom currently serve as a director of the Company.

(2)	To consider an advisory vote on compensation of our named executive officers.

(3)	To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

(4)	To ratify the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and

(5)	To transact such other business as may properly come before the Meeting or any continuances of it.

The Board of Directors has fixed the close of business on Monday, March 7, 2011 (the “Record Date”), for the determination of shareholders who are entitled to vote at the Meeting, including any continuances.

To assure your representation at the Meeting, the Board of Directors solicits votes by the execution and prompt return of the proxy in the enclosed return envelope by mail or by use of our telephone or Internet voting procedures.  Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.  Whether you are able to attend the Meeting or not, we urge you to indicate your vote as follows:

*	FOR the election of Mr. Adams and Mr. McCabe as Directors of NHI;

*	FOR the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement;

*	FOR a frequency of every THREE YEARS for future non-binding shareholder advisory votes on compensation of our named executive officers; and

*	FOR ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011.

By order of the Board of Directors,

/s/ SUSAN V. SIDWELL

Corporate Secretary

Murfreesboro, Tennessee

March 18, 2011

NATIONAL HEALTH INVESTORS, INC.

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the Annual Meeting (the “Meeting”) of the Shareholders to be held on Thursday, May 5, 2011, commencing at 4:00 p.m. CDT and at any continuances of the Meeting.  The Meeting will be held at the Company’s corporate offices, 222 Robert Rose Drive Murfreesboro, Tennessee.  It is anticipated that this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our shareholders on March 18, 2011.

Why am I receiving this proxy statement and proxy form?

As permitted by the SEC, we are making this proxy statement and our 2010 Annual Report on Form 10-K (the “2010 Annual Report”) available to our shareholders electronically via the Internet.  If you received a Notice by mail, you will not automatically receive a printed copy of the proxy material in the mail.  Instead, the Notice instructs you how to access and review all of the important information contained in the proxy statement and 2010 Annual Report.  The Notice also instructs you how to submit your vote over the Internet.  If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

You are receiving the Notice by mail or this proxy statement and proxy form because you own shares of National Health Investors, Inc. common stock.  This proxy statement describes issues on which you are entitled to vote.  When you sign the proxy form, you appoint J. Justin Hutchens, the Company’s Chief Executive Officer, and Roger R. Hopkins, the Company’s Chief Accounting Officer, or either of them, as your representative at the Meeting.  Mr. Hutchens and Mr. Hopkins will vote your shares at the Meeting as you have instructed on the proxy form.  This way, your shares will be voted even if you cannot attend the Meeting.

If your shares are not voted in person or by telephone or on the Internet, they cannot be voted on your behalf unless you provide our corporate secretary with a signed proxy authorizing another person to vote on your behalf.  Even if you expect to attend the Meeting in person, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares.  Since a beneficial owner is not the owner of record, you may not vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting.  Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Company’s Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at the Meeting.  Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person.  The Company will pay for the costs of solicitation.  As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock.  We utilize the services of Broadridge Financial Solutions Inc. (formerly Automatic Data Processing, Inc.) to disseminate our proxy materials for an estimated cost of $40,000.

What am I voting on?

At the Meeting you will be asked to vote on four proposals:  The first proposal is the election of two directors to serve a three year term on the Company’s Board of Directors.  The second proposal is a non-binding advisory approval of the Company’s executive compensation as described in this proxy statement.  The third proposal is a nonbinding advisory vote on the frequency of the advisory vote on executive compensation.  The fourth proposal is the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Who is entitled to vote?

Only shareholders of record at the close of business on Monday, March 7, 2011, (the “Record Date”), are entitled to notice of and to vote at the Meeting or any continuances.  On March 7, 2011, we had outstanding 27,709,611 shares of our common stock, par value $.01 per share.  We have no class or series of shares currently outstanding other than our common stock.  Each holder of the shares of our common stock is entitled to one vote per share on all matters properly brought before the Meeting.  Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

How do I vote?

You may vote your shares either in person at the Meeting, by telephone or on the Internet or by proxy.  If you duly execute and return a proxy in the accompanying form or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors.  To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided.  Instructions for voting on the Internet or by telephone may be found in the proxy voting instructions included in the Notice.  If your shares are registered in your own name and you attend the Meeting, you may deliver your completed proxy in person.  “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly.  Shares held in street name may also be eligible for Internet or telephone voting.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote in person at the Meeting, your shares will not be voted.  If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you.  Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as compensation proposals.  The New York Stock Exchange has changed its rules so that uncontested director elections are no longer considered routine matters and brokers no longer have discretion to vote on any director election.

Can I change my vote after I return my proxy form?

Yes.  You may revoke your proxy and change your vote at any time before the proxy is exercised by filing either a written notice of revocation or another signed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the Meeting in person and inform the corporate secretary that you wish to revoke or replace your proxy.  Your attendance at the Meeting will not by itself revoke a previously granted proxy.  If you hold your shares in street name through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.  No notice of revocation or later-dated proxy will be effective until received by the Company at or prior to the Meeting.

How many votes are needed to hold the Meeting?

As of the record date, the Company had a total of 27,709,611 shares of outstanding common stock.  A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the Meeting in order to hold the Meeting and conduct business.  Shares are counted as present at the Meeting if: (a) a shareholder is present and votes in person at the Meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”).  A share, once represented for any purpose at the Meeting, is deemed present for purposes of determining a quorum for the Meeting (unless the Meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the Meeting.

What is the Board of Director’s recommendation and how will my shares be voted?

The Board of Directors recommends a vote (1) FOR the election of Mr. Adams and Mr. McCabe as directors of NHI; (2) FOR the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; (3) FOR a frequency of every THREE YEARS for future non-binding shareholder advisory votes on compensation of our named executive officers; and (4) FOR ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011.  If properly signed and returned in time for the Meeting, the enclosed proxy will be voted in accordance with the choices specified thereon.  If you return a signed proxy, but do not specify a choice, the persons named as the proxy holder on the proxy form will vote as recommended by the Board of Directors.  If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters.  Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum, but are not considered votes cast with respect to the tabulations of votes cast on proposals presented to shareholders.  Each proposal is tabulated separately.

Can I vote on other matters or submit a proposal to be considered at the Meeting?

The Company has not received timely notice of any other shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be considered at the Meeting.  Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws.  The Company does not intend to present any other business at the Meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement (the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed).  If any other matters properly come before the Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, or in their discretion, in each case to the extent permitted under the Federal securities laws.

It is contemplated that the Company’s 2012 annual meeting of shareholders will take place in May 2012.  Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2012 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on November 19, 2011.  Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in Rule 14a-4(c).  For shareholders seeking to present a proposal at the 2012 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than February 2, 2012.

Are there any dissenters’ rights or appraisal rights with respect to any of proposals described in this proxy statement?

There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this proxy statement.

EQUITY OWNERSHIP OF CERTAIN PRINCIPAL BENEFICIAL OWNERS

The following information is based upon filings made by the persons or entities identified below with the SEC.  Except as set forth below, on March 7, 2011, no person was known to us to own beneficially more than 5% of the outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	2,479,750(1)	8.95%
Common Stock	Dorothy Adams 5380 Gulf of Mexico Drive, Suite 105 Longboat Key, FL 34228	1,927,122	6.95%
Common Stock	National HealthCare Corporation 100 Vine Street, Suite 1400 Murfreesboro, TN 37130	1,630,462	5.88%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,529,465(2)	5.52%
Common Stock	FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109	1,489,135(3)	5.37%
Common Stock	W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	1,482,855(4)	5.35%

(1) Based solely on a Schedule 13G/A filed by The Vanguard Group Inc. on February 10, 2011.

(2) Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 7, 2011.

(3) Based solely on a Schedule 13G filed by FMR LLC on February 14, 2011.

(4) Ownership as defined by the SEC and not as defined in real estate investment trust regulations.  Includes options to purchase 25,001 shares of common stock.  See note (2) to Equity Ownership of Directors and Executive Officers below for more information.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of March 7, 2011, of our common stock of each director and each executive officer listed in the table below, and of the directors and executive officers as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	1,482,855(2)	5.35%
Common Stock	Robert A. McCabe, Jr. 211 Commerce St., Ste. 300 Nashville, TN 37201	17,063(3)	*
Common Stock	Robert T. Webb 141 E. MTCS Road Murfreesboro, TN 37129	116,835(4)	*
Common Stock	Ted H. Welch 611 Commerce St., Ste. 2920 Nashville, TN 37203	140,631(5)	*
Common Stock	J. Justin Hutchens 222 Robert Rose Drive Murfreesboro, TN 37129	216,138(6)	*
Common Stock	Roger R. Hopkins 222 Robert Rose Drive Murfreesboro, TN 37129	78,976(7)	*
Common Stock	Kristin S. Gaines 222 Robert Rose Drive Murfreesboro, TN 37129	85,200(8)	*
Common Stock	All Directors and Executive Officers as a group – 7 persons	2,137,698(9)	7.59%

* Less than 1%

(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power.  The percentages shown are based on 27,709,611 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of March 7, 2011.

(2) Includes options to purchase 15,000 shares of common stock and 9,707 shares of common stock owned by Mr. Adams’ spouse.  Also includes 75,704 shares owned by two trusts for which Mr. Adams is a trustee and 1,118,586 shares owned by limited partnerships controlled by Mr. Adams.  Mr. Adams expressly disclaims ownership in 222,307 shares which are owned by a private foundation of which he is a director.  Of these shares, 244,600 are pledged as a security for a loan by Mr. Adams.

(3) Includes options to purchase 15,000 shares of common stock.

(4) Includes options to purchase 15,000 shares of common stock and 101,835 shares owned by Mr. Webb’s spouse.

(5) Includes options to purchase 75,000 shares of common stock.

(6) Includes options to purchase 199,000 shares of common stock.

(7) Includes options to purchase 60,000 shares of common stock.

(8) Includes options to purchase 69,166 shares of common stock.  Of these shares, 6,328 are pledged as security for a loan by Ms. Gaines.

(9) Includes options to purchase 448,166 shares of common stock.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NHI is managed by its five-person Board of Directors.  A director may be removed from office for cause only.  Officers serve at the pleasure of the Board of Directors for a term of one year.  The following table gives information about our directors and executive officers:

Name	Age	Position	Expiration of term
W. Andrew Adams	65	Chairman of the Board (1)	2011
Robert A. McCabe, Jr.	60	Director(2)	2011
Robert T. Webb	66	Director	2012
Ted H. Welch	77	Director	2013
J. Justin Hutchens	36	CEO, President and Director(2)(3)	2013
Roger R. Hopkins	49	Chief Accounting Officer	-
Kristin S. Gaines	39	Chief Credit Officer	-

(1) Mr. Adams served as President until February 25, 2009 and CEO until March 1, 2011.  Mr. Adams will remain with us as Chairman of the Board of Directors.

(2) All directors except Mr. McCabe and Mr. Hutchens were first elected in 1991.  Mr. McCabe was first elected in 2001 and Mr. Hutchens was first elected in 2010.

(3) Mr. Hutchens joined the Company as President and Chief Operating Officer effective February 25, 2009 and was appointed President and Chief Executive Officer effective March 1, 2011.

W. Andrew Adams has been our Chairman of the Board of Directors and Chief Executive Officer since our inception in 1991.  Mr. Adams retired as President of the Company in February 2009 and as Chief Executive Officer effective March 1, 2011.  Mr. Adams was President and Chief Executive Officer of National HealthCare Corporation (“NHC”) until he resigned those positions in 2004.  He remains on its Board of Directors, and served as Chairman of the Board until 2008.  Mr. Adams served as President of National Health Realty, Inc. (“NHR”) from 1997 until November 2004 and served as Chairman of the Board until NHR was acquired by NHC in 2007.  Mr. Adams has previously served on the Boards of Assisted Living Concepts, SunTrust Bank, David Lipscomb University and the Boy Scouts of America.  He received his B.S. and M.B.A. degrees from Middle Tennessee State University.

The Board of Directors concluded Mr. Adams should serve as a director of the Company based on his prior role as Chief Executive Officer of the Company, extensive experience in the healthcare and REIT industry and his thorough understanding of the healthcare industry and knowledge of the Company.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001.  Mr. McCabe has been Chairman of Pinnacle Financial Partners in Nashville, Tennessee since August, 2000.  He began his banking career with the former Park National Bank of Knoxville, Tennessee (“PNB”) and held numerous executive positions with PNB and its successor, First American National Bank.  In 1994, Mr. McCabe was appointed vice chairman of First American Corporation.  In March 1999, he was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.  Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc. until its sale in 2009.  He is the immediate past Chairman of the Board of Trustees of The Ensworth School.  He serves on the Board of Directors of the Middle Tennessee Boy Scout (Middle Tennessee Council), the Nashville Downtown Partnership, and Cheekwood Botanical Gardens and Museum of Art.  Mr. McCabe received his M.B.A. degree from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School.  Mr. McCabe is Chairman of NHI’s Audit Committee, and is a member of the Nominating and Corporate Governance Committee and Compensation Committee.

The Board of Directors concluded Mr. McCabe should serve as a director of the Company because of his extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer.  Additionally, Mr. Webb is the Vice President and Treasurer of Webb’s Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976.  Mr. Webb served as President of Webb’s Refreshment until that position was assumed by his son in 2010.  He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.  Mr. Webb is Chairman of NHI's Nominating and Corporate Governance Committee, and is a member of the Audit Committee and Compensation Committee.

The Board of Directors concluded Mr. Webb should serve as a director of the Company based on his extensive real estate business experience, his leadership qualities and his independence from the Company.

Ted H. Welch (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Welch serves on the Board of Directors of FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce.  Mr. Welch received a B.S. from the University of Tennessee at Martin, attended the Graduate School of Management at Indiana University, and has received an Honorary Doctorate degree from Freed-Hardeman University.  Mr. Welch is Chairman of NHI’s Compensation Committee, and is a member of the Audit Committee and Nominating and Corporate Governance Committee.

The Board of Directors concluded Mr. Welch should serve as a director of the Company based on his extensive leadership experience, his understanding of finance and the real estate industry, and his independence from the Company.

J. Justin Hutchens was appointed Chief Executive Officer and President of National Health Investors (NYSE: NHI) in March 2011.  Mr. Hutchens joined NHI as the President and Chief Operating Officer in February 2009.  Prior to joining NHI, he had 15 years of field operations background in the senior housing and long-term care industry including national operating experience as the Senior Vice-President & COO of Summerville Senior Living in 2003 until the Summerville merger with Emeritus Senior Living (NYSE:ESC) in 2007, at which time he was appointed the Executive Vice-President & COO of Emeritus.  He holds a Master of Science in Management from Regis University in Denver, CO and a Bachelor of Science in Human Services from the University of Northern Colorado in Greeley, CO.  He completed an Executive Management Program studying Measurement and Control of Organizational Performance at the University of Michigan in Ann Arbor, MI.

The Board of Directors concluded that Mr. Hutchens should serve as a director of the Company based on his role as Chief Executive Officer and his executive experience in the senior care industry.

Roger R. Hopkins joined us in 2006 and was named Chief Accounting Officer on December 31, 2006.  Until 2006, he was a partner in the Tennessee regional accounting firm of Rodefer Moss & Co, PLLC.  He was previously a senior manager in the Nashville, Tennessee office of Deloitte & Touche.  Mr. Hopkins received his B.S. degree in accounting from Tennessee Technological University in 1982 and is a Certified Public Accountant.

Kristin S. Gaines (Chief Credit Officer) joined the Company on March 13, 1998 as a Credit Analyst and later Assistant Vice President, Finance and Vice President, Operations, in charge of overseeing portfolio compliance and underwriting.  Ms. Gaines was named Chief Credit Officer in March 2010.  Ms. Gaines received her B.B.A. in Accounting from Middle Tennessee State University in 1993 and her M.B.A. from Middle Tennessee State University in 1998.

Board of Directors and Committees of the Board

Our Company has been led by W. Andrew Adams, who has served as our Chairman and Chief Executive Officer since the Company was founded in 1991.  Effective March 1, 2011, J. Justin Hutchens was named Chief Executive Officer.  Until this year, Mr. Adams was both Chairman of the Board of Directors and Chief Executive Officer.  Effective March 1, 2011, we have separated those positions with Mr. Adams now Chairman of the Board of Directors and Mr. Hutchens now Chief Executive Officer.  As a result, our leadership structure has changed and our Board of Directors is now comprised of Mr. Adams as Chairman of the Board, Mr. Hutchens as a director and CEO and three independent directors.  The Board of Directors has three standing independent committees with separate chairs—the Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee.  Mr. Adams and Mr. Hutchens do not serve on any of these committees.  The Company does not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session at least annually and generally each quarter.

We believe that this new leadership structure will be effective for the Company.  Our Chairman is charged with presiding over all meetings of the Board of Directors and our shareholders, and providing advice and counsel to the CEO and our Company’s other officers regarding our business and operations.  Further, our CEO and Chairman have an excellent working relationship.  With over 20 years of experience with NHI and as its founder, our Chairman is well positioned to provide our CEO with guidance, advice and counsel regarding our Company’s business, operations and strategy.  We believe that having Mr. Adams as Chairman allows us to continue to draw upon Mr. Adams extensive knowledge of the REIT and healthcare industries while turning over the day-to-day operations of the Company to Mr. Hutchens.

Our full Board of Directors regularly engages in discussions of risk management and receives reports on risk management from members of management.  Each of our other Board committees also considers the risk within its areas of responsibility.  Although we had until March 2011, one person that serves as both principal executive officer and Chairman of the Board, each of the independent committee chairs leads the Board of Directors in its role of risk oversight with respect to such committee’s area of responsibility.  Thus, the Audit Committee leads the risk management oversight with respect to the Company’s financial statements, the Compensation Committee with respect to the Company’s compensation policies and the Nominating and Corporate Governance Committee with respect to corporate governance.  Each of the committees will continue to lead risk oversight with respect to such committee’s area of responsibility and the Chairman will add additional risk oversight with respect to the Company as a whole.  We believe this structure provides effective oversight of the risk management function.

The Board of Directors held 9 meetings during 2010.  All directors were present at the meetings of the Board of Directors.  The Company strongly urges, but does not require, directors to attend the Annual Meeting of Shareholders.  All directors were in attendance at the 2010 Annual Meeting.

The Board of Directors has determined that no director other than Mr. Adams and Mr. Hutchens has a material relationship with the Company.  Accordingly, Mr. McCabe, Mr. Webb and Mr. Welch are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and the SEC.

The three standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, the charters of which are provided on our website at www.nhireit.com.  Each committee is comprised of at least three independent directors, and each committee is submitting a report in this proxy statement.  Each committee adopted its respective charter, which provides that each committee elect a chairman.  The committee meetings serve as the vehicle for addressing matters at a detailed level which are then brought to the full Board of Directors for specific action.  During the Board of Directors meetings, there are regularly scheduled “Executive Sessions” of the independent directors.  A presiding director of each Executive Session meeting is elected by the independent directors in attendance.  The independent directors listed above are each members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Board of Directors has adopted the NHI Code of Business Conduct and Ethics and the NHI Valuesline program which are described on our website.  This proxy statement contains a description of our Valuesline program under the caption “Shareholder Communications.”

The Board of Directors has determined that the chairman of the Audit Committee, Mr. McCabe, meets the SEC’s definition of  “audit committee financial expert” and all three members of the Audit Committee are “financially literate” as required by NYSE rules.  The Company has determined that Mr. McCabe is independent, as independence for audit committee members is defined under the NYSE listing standards.  We maintain an internal audit function as required by NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting.  Since 2006, we have outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients.

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process we follow with respect to director nominations is to identify qualified individuals for Board membership and recommend them to the full Board of Directors for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National Health Investors, Inc., Attn: Nominating and Corporate Governance Committee, 222 Robert Rose Drive, Murfreesboro, Tennessee 37129.  Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis we will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others.

In determining whether to recommend a candidate for the Board of Directors’ consideration, we look at diversity of experience and capabilities, with greater weight given to qualifications like an understanding of the health care industry, real estate, finance and accounting.  The principal qualification of a director is the ability to act successfully on the shareholders’ behalf.  We then evaluate each nominee and do an internal rank ordering.  Existing Board members are automatically considered by us for a term renewal.  We believe that the collective diversity of experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board of Directors to fulfill its responsibilities.  We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Committee met 1 time during 2010 and on February 15, 2011 nominated Mr. Adams and Mr. McCabe for re-election to the Board of Directors.  The Committee noted that no other candidates were presented for consideration to be nominated.  Our nominees were assessed and chosen in accordance with our Committee’s charter.

This report submitted by the NHI Nominating and Corporate Governance Committee.

Robert T. Webb, Chairman

Robert A. McCabe, Jr.

Ted H. Welch

Report of the Audit Committee

The primary functions of the NHI Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (a) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (b) the Company's auditing, accounting and financial reporting processes; (c) the Company's financial statements and other financial information provided by the Company to its shareholders, the public and others; (d) the Company’s compliance with legal and regulatory requirements; and (e) the performance of the Company’s internal audit function and independent auditors.  The Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee approves all audit engagement fees and terms and all non-audit engagements with the independent auditors.

During 2010, the Audit Committee met 4 times and all members were present at the meetings.  At the 2010 Annual Meeting, shareholders ratified the Audit Committee’s selection of BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the 2010 fiscal year.  BDO was engaged to review the condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for each of the first three quarters of 2010 and to audit the Company’s consolidated financial statements and effectiveness of internal controls over financial reporting set forth in our Annual Report on Form 10-K for the year ended December 31, 2010.  Our Company’s management has the primary responsibility for the preparation of the financial statements, the effectiveness of internal controls over financial reporting, and the periodic filings with the SEC.

The responsibility of BDO is to express an opinion on the conformity of the Company’s audited consolidated financial statements and financial statement schedules with accounting principles generally accepted in the United States of America, and to express an opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and their reports dated February 16, 2011 expressed unqualified opinions thereon.

The Audit Committee (a) reviewed and discussed with management and BDO the quarterly and annual financial statements and disclosures of the Company contained in Form 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Committee’s review of the Company’s internal controls over financial reporting.  During Audit Committee meetings, the members met in executive session individually with the President, the Chief Accounting Officer (who also oversees Sarbanes-Oxley §404 compliance), the internal auditor, and BDO, whenever the Audit Committee deemed it appropriate.  The Audit Committee has discussed with BDO the matters required by generally accepted auditing standards in the United States and as required by SEC and NYSE rules.  In addition, the Audit Committee has received from and discussed with BDO the written disclosures and letter from BDO required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and concluded that BDO remains independent from management and the Company.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Restated Audit Committee Charter and legal requirements applicable for 2010, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Company's Annual Report on Form 10-K to the SEC for the year ended December 31, 2010.

This report is hereby submitted by the NHI Audit Committee.

Robert A. McCabe, Jr., Chairman

Robert T. Webb

Ted H. Welch

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Report of the Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of our executive officers and to review and approve senior officer’s compensation.  The Compensation Committee met 4 times during 2010.  All members were present at each meeting.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is hereby submitted by the NHI Compensation Committee.

Ted H. Welch, Chairman

Robert A. McCabe, Jr.

Robert T. Webb

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

COMPENSATION DISCUSSION AND ANALYSIS

Prior to March 31, 2008, we operated under an Advisory, Administrative Services and Facilities Agreement (the “Advisory Agreement”) whereby the management advisor, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams managed all of our day-to-day business affairs and provided all administrative services through its personnel or through other contractual agreements, all subject to the supervision and policies established by our Board of Directors.  On December 3, 2007, we elected to become a self-managed REIT with our own management reporting directly to the Board of Directors and we notified MAS of our intent to terminate the Advisory Agreement effective March 31, 2008.  As a result, other than stock options and restricted stock grants, the Compensation Committee did not determine compensation of its executive officers prior to March 31, 2008; rather this was determined by MAS under the Advisory Agreement.

Beginning in March 2008, the objective of our compensation programs became to actively motivate and retain qualified senior officers and other key employees who are responsible for our Company’s success.  The compensation program is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals.  Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders.  Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year.  The key operational goals are a combination of each executive’s area of responsibility and the overall financial performance by the Company.  In approving annual bonus awards, the Compensation Committee considers, among other factors, the Company’s revenue growth and profitability, the development and expansion of its business, the executive’s work during the year, past compensation, perceived contribution to the Company, level of responsibility, and any notable individual achievements or failings in the year in question.  Those executives in a position to have a more significant impact on the financial performance of the Company are eligible to receive substantially larger bonuses than executives that are not in such a position.  Since our compensation programs have only been developed since March 2008, this is an area that the Compensation Committee is still actively reviewing and revising.  The Compensation Committee has not engaged a compensation consultant to date.

While the Compensation Committee does not engage in benchmarking with respect to the compensation paid to our named executive officers, the Compensation Committee does review the compensation of companies within our peer group.  Our peer group is seven other REITS, primarily in the healthcare industry, and includes: HCP, Inc.; Health Care REIT, Inc.; LTC Properties, Inc.; Nationwide Health Properties, Inc.; Omega Healthcare Investors, Inc.; Senior Housing Properties Trust and Ventas, Inc.  As part of the general information provided to the Compensation Committee members, a summary of the publicly disclosed prior year’s compensation paid to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the identified peer group was provided.  There was no specific discussion of these numbers, rather each member of the Compensation Committee considered this information along with his own professional experience and knowledge of executive compensation practices generally.  Once the Compensation Committee determined the amount of compensation for each officer, it was observed that the total compensation expected to be paid our officers was, in each case, below the average of the peer group officers in similar positions.  The Compensation Committee specifically discussed, and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives.

W. Andrew Adams

Effective February 25, 2009, the Company entered into an Amended and Restated Consulting Agreement with Mr. W. Andrew Adams pursuant to which Mr. Adams agreed to continue as Chief Executive Officer of the Company.  The Consulting Agreement provided that Mr. Adams be paid during the first twelve months of the agreement, an annual salary equal to 95% of the total compensation received by the highest paid employee of the Company.  In March 2010, the Consulting Agreement was amended again.  Mr. Adams continued to provide consulting services, even though on a more limited basis, to the Company with respect to (i) capital formation strategy and balance sheet structure, (ii) legal issues, (iii) assisting the President with the identification and employment of individuals to fill certain key positions, (iv) ongoing Securities and Exchange Commission filings and (v) goal setting and strategic planning.  As amended, the Consulting Agreement provided that Mr. Adams would continue to transition the position of Chief Executive Officer to Mr. Hutchens, which transition was completed on March 1, 2011.  Mr. Adams was not involved in the review, analysis or negotiation of any potential new investments.  As a result of this transition, Mr. Adams’ annual compensation was reduced to 65% of the base salary and annual incentive award (or cash performance incentive plan, as applicable) paid to the highest paid employee of the Company.  Mr. Adams was also entitled to receive an equity grant equal to 65% of the equity grant made to the highest paid employee of the Company.  In addition, the Board of Directors, at their sole discretion, paid Mr. Adams a bonus amount for the services provided.  Thus for 2010, Mr. Adams was entitled to a base salary of $247,000 and a bonus equal to 65% of the bonus paid to Mr. Hutchens.  On February 15, 2011, the Compensation Committee approved a bonus for Mr. Adams for 2010 in the amount of $409,500 based on his Consulting Agreement, which amount is equal to 65% of the bonus paid to Mr. Hutchens as described below.

Mr. Adams resigned his position as Chief Executive Officer effective March 1, 2011 as contemplated in his Consulting Agreement.  Mr. Adams will continue as Chairman of the Board of Directors.  As provided in his employment agreement, Mr. Hutchens became Chief Executive Officer effective March 1, 2011.  As a result of his resignation, Mr. Adams Consulting Agreement was terminated effective March 1, 2011.

J. Justin Hutchens

Effective February 25, 2009, the Company appointed J. Justin Hutchens as President and Chief Operating Officer of the Company.  In connection with the appointment of Mr. Hutchens, the Company entered into an employment agreement (the “Agreement”) with Mr. Hutchens.  The Agreement has a three year term and provides an initial base salary of $380,000 and initial bonus of $380,000.  The Agreement provides for a grant of an option to purchase 100,000 shares of common stock of the Company at the market price on the date of grant on the effective date of the Agreement and on each anniversary of the effective date of the Agreement until 2018, provided he remains employed by the Company on such anniversary date.

In March 2010, the Agreement was amended to provide that Mr. Hutchens will become Chief Executive Officer of the Company when Mr. Adams resigns from such position (which occurred on March 1, 2011).  The Agreement amendment provided that the Agreement be extended until the third anniversary of the Agreement amendment and such term shall automatically be extended for an additional one year period on the first anniversary of the Agreement amendment unless 90 days prior notice is given by either party.  The Agreement amendment further provided that if his employment is terminated due to a Without Cause Termination or Constructive Discharge (as each are defined in the Agreement), the Company will pay Mr. Hutchens in a lump sum payment upon such termination an amount equal to $380,000.  If Mr. Hutchens resigns his employment with the Company during the term of the Agreement other than due to a Constructive Discharge, Mr. Hutchens will pay the Company in a lump sum an amount equal to $380,000 upon such termination.  In addition, Mr. Hutchens elected to be compensated under the Cash Performance Incentive Plan.  The Cash Performance Incentive Plan, as amended, provided a base salary of $380,000 for 2010 and provides a funds from operations or FFO Bonus based on the Company achieving a recurring FFO as defined in the Agreement and a Dividend Bonus based on the Company’s payment of recurring dividends as defined in the Agreement.

For 2010, the potential FFO Bonus was $290,000, provided that no FFO Bonus would be paid if the Company does not achieve a per share recurring FFO of at least $2.61 for 2010.  In addition, the Cash Performance Incentive Plan provided a minimum Dividend Bonus based on the Company’s payment of recurring dividends as defined in the Agreement, of at least $2.30 per share.  The Dividend Bonus for 2010 was $290,000, provided the recurring dividend goal is met.  In no event would Mr. Hutchens receive any Dividend Bonus if the per share recurring dividend did not meet or exceed $2.30 per share, however, the Board of Directors may, in its discretion, increase the Dividend Bonus based on the amount by which the per share recurring dividend exceeded $2.30 per share.

Based on the foregoing, on February 15, 2011, Mr. Hutchens was awarded a bonus amount of $630,000.  This bonus consisted of a $290,000 recurring FFO bonus based upon the Company achieving an actual recurring FFO of $2.76 for 2010 and a $340,000 bonus based upon the Company paying a recurring dividend of $2.36 for 2010.  The Board of Directors elected to increase his Dividend Bonus by $50,000 as a result of the recurring dividend exceeding the goal of $2.30 for 2010.  In addition, on February 15, 2011, Mr. Hutchens was granted an option to purchase 100,000 shares of common stock at the closing price of our common stock on February 25, 2011.  The option was fully vested on the date of grant.

For 2011, the potential FFO Bonus is $325,000, provided that no FFO Bonus will be paid if the Company does not achieve a per share recurring FFO of at least $2.86 for 2011.  In addition, the Cash Performance Incentive Plan provides a minimum Dividend Bonus based on the Company’s payment of recurring dividends as defined in the Agreement, of at least $2.46 per share.  The Dividend Bonus for 2011 is $325,000, provided the recurring dividend goal is met.  In no event shall Mr. Hutchens receive any Dividend Bonus if the per share recurring dividend does not meet or exceed $2.46 per share, however, the Board of Directors may, in its discretion, increase the Dividend Bonus based on the amount by which the per share recurring dividend exceeds $2.46 per share.

Other Named Executive Officers

On March 2, 2010, Roger Hopkins’ base salary was set at $250,000.  Mr. Hopkins’ incentive plan for 2010 provided for a bonus potential of up to $78,000 based on achieving certain goals related to timing of SEC filings and contributing to the achievement of recurring FFO and dividend payout goals as disclosed above.  Mr. Hopkins’ bonus was structured such that he was entitled to a $12,000 bonus each quarter provided finalized financial forecasts are delivered by the first day of each calendar quarter and the Company’s proxy statement was filed by 3/19/2010, the first 10-Q was filed by 5/5/2010, the second 10-Q was filed by 8/4/2010, the third 10-Q was filed by 11/4/2010 and the 2010 10-K was filed by 2/17/2011.  Mr. Hopkins met each of those requirements and thus earned $48,000 of his bonus during the year.  On February 15, 2011, the Compensation Committee granted Mr. Hopkins an additional bonus of $52,000 for a total 2010 bonus of $100,000.  The additional amount was paid as a result of the Company achieving the recurring FFO and recurring dividend payments as described above.  In addition, on February 15, 2011, the Company granted Mr. Hopkins an option to purchase 50,000 shares of our common stock at the closing price of our common stock on February 25, 2011.  Mr. Hopkins’ option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant.  On February 15, 2011, Mr. Hopkins’ salary for 2011 was set at $250,000 and his bonus goal was set at $100,000.  His bonus goal is structured such that Mr. Hopkins will be entitled to a bonus amount of $12,500 each quarter provided the Company meets specified filing dates in such quarter similar to those described above and will be entitled to a bonus of $25,000 if the Company achieves the recurring FFO goal described above and a bonus of $25,000 if the Company achieves the recurring dividend payment goal as described above.

On March 2, 2010, Kristin S. Gaines was appointed Chief Credit Officer of the Company.  Ms. Gaines’ base salary was set at $125,000.  Ms. Gaines’ incentive plan for 2010 provided for a bonus goal of $125,000 based on achieving goals related to timing of turnaround on documentation, analysis and closings for new transactions and contributing to the achievement of recurring FFO and dividend payout goals.  During the year, Ms. Gaines earned $59,000 of her bonus and on February 15, 2011, the Compensation Committee granted Ms. Gaines an additional bonus of $76,000 for a total bonus of $135,000 for 2010.  In addition, on February 15, 2011, the Company granted Ms. Gaines an option to purchase 50,000 shares of our common stock at the closing price of our common stock on February 25, 2011.  Ms. Gaines’ option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant.  On February 15, 2011, Ms. Gaines’ salary for 2011 was set at $135,000 and her bonus goal was set at $135,000.  Ms. Gaines’ bonus goal is structured such that she will be entitled to a $5,000 bonus per occurrence for achieving a two week turn-around of mailing a lease or loan document to lessee following signing of a letter of intent and a $5,000 bonus per occurrence for achieving a closing of a lease or loan transaction with a cap of $75,000 on these bonus amounts.  In addition, Ms. Gaines will be entitled to a bonus of $37,500 if the Company achieves the recurring FFO goal described above and a bonus of $37,500 if the Company achieves the recurring dividend payment goal as described above.

Role of Executive Officers in Determining Compensation

The Compensation Committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status.  The Chief Executive Officer does make recommendations to the Compensation Committee relating to the compensation of executive officers who directly report to him, but the Compensation Committee has full autonomy in determining executive compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based.  The Compensation Committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes.  However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

2010 Summary Compensation Table

The following table sets forth the compensation earned by the Chief Executive Officer, Chief Operating Officer, Chief Accounting Officer and Chief Credit Officer at December 31, 2010 or during the 2010 fiscal year (collectively, the “named executive officers”) for their services in all capacities to the Company for the 2010, 2009 and 2008 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)	Total ($)
W. Andrew Adams Chief Executive Officer	2010 2009 2008	247,000 — —	409,500 966,751 1,762,000	— — —	426,075 — —	— — —	— — —	— — —	1,082,575 966,751 1,762,000(2)
J. Justin Hutchens Chief Operating Officer	2010 2009 2008	386,138 299,615 N/A	630,000 436,667(3) N/A	— — N/A	655,500 257,300 N/A	— — N/A	— — N/A	— 150,000(4) N/A	1,665,500 1,143,582 N/A
Roger R. Hopkins Chief Accounting Officer	2010 2009 2008	246,154 218,269 200,000	100,000 75,000 40,000	— — 58,480	275,510 178,784 24,567	— — —	— — —	2,360(5) 3,450(5) —	624,024 475,503 323,047
Kristin S. Gaines Chief Credit Officer	2010 2009 2008	119,615 N/A N/A	135,000 N/A N/A	— N/A N/A	275,510 N/A N/A	— N/A N/A	— N/A N/A	4,334(5) N/A N/A	534,459 N/A N/A

(1) Represents amounts to be expensed by us over the vesting period for grants made to executive officers.  Such grants provide our executive officers the opportunity to purchase shares of NHI common stock at some future date at the fair market value of the stock on the date of the grant.  The dollar value of the stock option grants is based on the grant date fair value.  The grant date fair value is determined in accordance with ASC Topic 718.  For additional information on the valuation assumptions with respect to the expense, refer to the notes to NHI’s consolidated financial statements in Form 10-K for the years ended December 31, 2010, 2009 and 2008, as filed with the SEC.  The grant date fair value does not represent cash received by the executive.  Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock.  Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interests with those of our shareholders.

(2) For the period from January 1, 2008 through March 31, 2008, NHI paid an Advisory Agreement fee to Management Advisory Source, LLC (“MAS”) a company wholly owned by Mr. Adams and described in this proxy statement under the caption “Compensation Discussion and Analysis”.  As described, on April 1, 2008, we entered into a Consulting Agreement with Mr. Adams.  Fees earned by MAS and Mr. Adams are shown in the table above as a bonus.

(3) Includes a signing bonus of $120,000.

(4) Mr. Hutchens received $150,000 in relocation payments.

(5) This amount represents the value of dividends received on unvested restricted stock awards.

Grants of Plan-Based Awards in 2010

The following table describes non-equity incentive awards granted to our Named Executive Officers in 2010.

Name	Grant Date	All Restricted Stock Awards: Number of Shares of Stock or Units (#)	All Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(2)
W. Andrew Adams	3/19/10	—	65,000(1)	37.33	6.55
J. Justin Hutchens	3/19/10	—	100,000(1)	37.33	6.55
Roger R. Hopkins	3/2/10	—	50,000(1)	34.48	5.51
Kristin S. Gaines	3/2/10	—	50,000(1)	34.48	5.51

(1) On March 2, 2010, the Company granted 50,000 shares to each of Mr. Hopkins and Ms. Gaines and on March 19, 2010, the Company granted options to purchase 65,000 shares to Mr. Adams, 100,000 shares to Mr. Hutchens.  These option grants provided for vesting immediately for Mr. Adams and Mr. Hutchens and on a straight-line basis on the grant date anniversary over the next two years with one-third vesting immediately for Mr. Hopkins and Ms. Gaines.  A change of control of NHI will cause the unvested options to vest immediately.

(2) The grant date fair value is determined in accordance with ASC Topic 718 and does not represent cash received by the named executive officers in 2010.  Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock.  Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interests with those of our shareholders.

2010 Option Exercises and Stock Vested At Fiscal Year-End

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(Spread) Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Andrew Adams	65,000(1)	437,450	—	—
J. Justin Hutchens	1,000	1,980	—	—
Roger R. Hopkins	19,166(2)	195,201	500	16,015
Kristin S. Gaines	16,666(3)	232,626	675	27,418

(1) The net shares acquired in a cashless exercise of stock options were 9,928.

(2) The net shares acquired in a cashless exercise of stock options were 5,422.

(3) The net shares acquired in a cashless exercise of stock options were 6,181.

2010 Outstanding Equity Awards at Fiscal Year-End

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Andrew Adams	—	—	—	—	—	—
J. Justin Hutchens	99,000	—	37.33	3/19/2020	—	—
Roger R. Hopkins	5,000 — — —	5,000 5,000 16,668 33,334	24.50 29.24 25.29 34.48	7/21/11 2/4/13 2/25/13 3/2/20	1,000	45,020
Kristin S. Gaines	— — 16,666	5,000 16,668 33,334	29.24 25.29 34.48	2/4/13 2/25/13 3/2/20	675	30,388

Potential Payments upon Termination or Change-in-Control

Mr. Hutchens is the only executive officer that has an employment agreement.  Under Mr. Hutchens’ employment agreement, if there had been a Without Cause Termination on December 31, 2010, Mr. Hutchens would have been entitled to a severance payment equal to $380,000.  There were no provisions for payments upon a change in control or for termination of his employment agreement for any other reason, including death or disability.  In the event Mr. Hutchens voluntarily terminates his employment with the Company, he would be obligated to pay the Company $380,000.

At December 31, 2010, Mr. Hopkins held unvested options to purchase 60,002 shares of common stock and Ms. Gaines held unvested options to purchase 55,002 shares of common stock.  The 2005 Stock Option Plan provides that a dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding option to accelerate.  Thus, if such an event had occurred at December 31, 2010, Mr. Hopkins would have received value equal to $861,700 and Ms. Gaines would have received value equal to $759,100 based on the number of unvested options that would have vested upon such event multiplied by the difference between the exercise price of such unvested options and $45.02, the closing market price of the Company’s common stock on December 31, 2010.

Equity Compensation Plans

The 2005 Stock Option Plan.  The maximum number of shares of Company common stock which may be awarded and delivered under the 2005 Stock Option Plan is 1,500,000 shares.  Options granted under the 2005 Stock Option Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or non-statutory stock options.  The 2005 Stock Option Plan also continues the long-standing automatic grant of non-statutory options to the independent directors of the Board.  Pursuant to the terms of the 2005 Stock Option Plan, independent directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the third business day after the Company releases earnings for the prior year.  The stock options are non-transferable except with Board approval and the maximum term is ten years from the date of grant.  The Board of Directors is authorized to specify other terms and conditions of the grants.  The options are granted at the fair market value of the Company’s common stock on the date of grant.

The Compensation Committee may grant Stock Appreciation Rights (“SAR”) and Restricted Stock Awards under the 2005 Stock Option Plan.  The terms and conditions of each SAR or Restricted Stock Award granted under the 2005 Stock Option Plan shall be as specified by the Committee, in its sole discretion and must be set forth in a written agreement between the Company and the participant, and shall be clearly identified therein as a SAR or Restricted Stock Award.

Incentive stock options may be granted only to employees of the Company or its subsidiaries.  Non-statutory stock options, restricted stock awards and stock appreciation rights awards may be granted under the 2005 Stock Option Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.

We determine when options become exercisable.  The means of payment for shares issued upon exercise of an award will be specified in each award agreement.  Under the 2005 Stock Option Plan, the exercise price may be payable in cash or by tendering shares of stock acceptable to us valued at fair market value as of the day of exercise, or in any combination thereof, provided, however, unless otherwise determined by us, no shares may be tendered unless such shares have been held by the participant for six (6) months or more.  In addition, we may permit a participant to elect to pay the exercise price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.  For non-qualified stock options and stock received from restricted stock awards or upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the minimum amount of federal, state, and local withholding taxes required to be withheld by the Company.

The federal income tax consequences to the Company, its affiliates and their employees of awards under the 2005 Stock Option Plan are complex and subject to change.  There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option.  If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction.  If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

Non-qualified stock options granted under the 2005 Stock Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee.  An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option.  However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.  The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option.  However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

At December 31, 2010, there were 683,967 shares available for grant under the 2005 Stock Option Plan.  At December 31, 2010, there were options to purchase 350,241 shares of common stock granted under the 2005 Stock Option Plan.

The 1997 Stock Option Plan.  The 1997 Stock Option Plan terminated in 2007 and no new options may be granted under the 1997 Stock Option Plan.  As of December 31, 2010, there remained options to purchase 34,266 shares of common stock granted under the 1997 Stock Option Plan that are exercisable.  No federal income tax consequences occur to either the Company or the optionee upon the optionee’s exercise of his or her incentive stock option and purchase of common stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option’s exercise (the “spread”), would be included in the optionee’s alternative minimum taxable income for alternative minimum tax purposes.  For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising an incentive stock option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee’s disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the difference between the optionee’s cost and the net proceeds of the sale.  The Company would not be entitled to a deduction upon such a disposition.  To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee’s cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee’s cost.  The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes.  Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Stock Option Plan permits options to be exercised for cash or by surrender of shares of common stock of the Company valued at the then fair market value.  Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution.  All shares which may be issued under the plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of common stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations.  In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

Equity Compensation Plan Information.  The following table provides aggregate information as of December 31, 2010, with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column(a)]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1997 Plan: 34,266 2005 Plan: 350,241	$33.24	1997 Plan: -0- 2005 Plan: 683,967
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	384,507	$33.24	683,967

Director Compensation

During 2010, the independent directors received compensation for their Board service in the amount of $3,000 per meeting attended, plus fully vested options to purchase 15,000 shares of Company stock based on the closing price of NHI’s shares on February 25, 2010, the date of grant.  Mr. McCabe received an additional $1,000 per meeting of the Audit Committee.  The automatic grant of options to our independent directors has previously been approved by our shareholders.  Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

We reviewed the amount and structure of our compensation as directors, comparing our compensation to that paid to directors in our Peer Group based on the most recent information filed with the SEC.  On February 15, 2011, the Compensation Committee amended the compensation paid to directors.  Beginning in 2011, the independent directors will receive $4,000 per meeting attended.  The directors will continue to receive fully vested options to purchase 15,000 shares of Company stock granted and priced on the closing price of NHI’s shares on the third business day following its annual earnings release.  Mr. McCabe, as the Chairman of the Audit Committee will continue to receive an additional $1,000 per meeting of the Audit Committee.

Our review of the Peer Group indicated that our director compensation is on the lower end of the compensation paid directors by the other companies in our peer group.  We do not pay any retainer fees and only compensate directors for meetings attended.  In addition, as our option grants only have value if the Company’s stock price increases, we believe our director compensation package is reasonable.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. ($)	Total ($)
Ted H. Welch	39,000	—	109,942	—	—	—	148,942
Robert T. Webb	39,000	—	109,942	—	—	—	148,942
Robert A. McCabe, Jr.	50,000(2)	—	109,942	—	—	—	159,942

(1) This represents the amount of stock compensation expense recorded by the Company in 2010 for the automatic grant (each year) of 15,000 option shares to each independent director on the third day following the Company’s annual earnings release.  The dollar value of the stock option grants is based on the grant date fair value.  The grant date fair value is determined in accordance with ASC Topic 718.  The exercise price of the options is the closing price of our common stock on the NYSE on the day the options are granted.  The options vest immediately.

(2) Includes $6,000 for time required outside the scope of Board and committee meetings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2010	2009
Audit Fees (audit of annual financial statements and disclosures in Form 10-K; review of financial statements and disclosures in Form 10-Q; Sarbanes-Oxley 404 attestation services)	$464,662(1)	$340,697
Audit-Related Fees (SEC comment letter consultation and other technical issues)	—	—
Tax Fees (tax compliance and consultation)	—	—

(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $317,308 and $340,697, respectively, for 2010 and 2009, and fees in connection with the Company’s comfort letters for offerings in 2010 and 2009 of $147,354 and $0, respectively.

The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listed above.  The Audit Committee delegates to the Chairman of the Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to a regularly scheduled meeting of the Audit Committee for review and approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Mr. Welch, Mr. McCabe and Mr. Webb.  No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file statements with the SEC and the NYSE of initial reports of ownership and reports of changes in ownership of such equity securities.  Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to file these reports within two business days of the transaction, and to furnish us with copies of all such forms they file.

To our knowledge, and based solely on review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2010, all filing requirements applicable to our executive officers, directors, and persons who beneficially own more than ten percent of our common stock were fulfilled and timely filed, except one filing by Mr. Adams.  On March 19, 2010, Mr. Adams filed a Form 4 which was late with respect to two transactions by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

National HealthCare Corporation

Of the 118 health care facilities in which we have investments as part of our continuing operations, 41 facilities are currently leased under operating leases to NHC, a publicly-held company and our largest customer.  W. Andrew Adams is on the Board of Directors of NHC and his brother, Robert Adams is chairman of its Board of Directors and the Chief Executive Officer.  Our rental income from NHC in 2010 was $35,212,000 and in 2009 was $34,782,000.

On October 17, 1991, concurrent with NHC’s conveyance of 43 properties to us, we leased to NHC 40 long-term care facilities and 3 independent living facilities.  The master lease with NHC is a "triple net lease" under which NHC is responsible for paying all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership of the facilities.  NHC is obligated at its expense to maintain adequate insurance on the facilities’ assets.

On December 27, 2005, under an amendment to the original master lease, NHI and NHC agreed to a lease extension to cover the remaining 41 facilities.  The 41 facilities include 4 centers leased to other parties, the lease payments of which are guaranteed to us by NHC under the Master Lease.  The 15-year lease extension began January 1, 2007, and includes 3 additional 5-year renewal options, each at fair rental value of such leased property as negotiated between the parties and determined without including the value attributable to any improvements to the leased property, voluntarily made by the tenant at its expense.  Under the terms of the lease, base rent for 2007 was $33,700,000 with additional percentage rent being equal to 4% of the increase in the gross revenue of each facility over a 2007 base year.  In 2010, we received and recognized

$485,000 in percentage rent for 2009 and $1,026,000 in percentage rent for 2010.  During 2009, we received $541,000 in percentage rent for 2008 and $541,000 in percentage rent for 2009.

Ownership of common and preferred stock - At December 31, 2010, NHC owned 1,630,462 shares of our common stock.  At December 31, 2010, we owned 96,330 shares of NHC’s convertible preferred stock.

CCA Management, LLC

During 2010, we paid CCA Management, LLC approximately $140,000 as reimbursement for certain costs associated with a skilled nursing facility in Orangeburg, South Carolina.  CCA Management, LLC is primarily owned by Mr. Adams’ son.

Pinnacle Financial Partners

We have a primary banking relationship with Pinnacle Financial Partners (“Pinnacle”), the fourth largest bank in the Nashville market area.  Mr. McCabe is Chairman of the Board of Directors of Pinnacle and, based upon the advice of our legal counsel, our banking relationship with Pinnacle is not prohibited by law or regulation.

In addition, Pinnacle is a participating bank in our 2010 Credit Agreement.  Regions Bank is the administrative agent of the Credit Agreement and the primary lender.  Pursuant to the Credit Agreement, Pinnacle committed to fund a maximum of $7,500,000 of the $50,000,000 revolver and $7,500,000 of the $50,000,000 term loan.  Our Board of Directors has reviewed these relationships between the Company and Pinnacle and determined that Mr. McCabe remains an independent director in compliance with the NYSE rules.

Policy regarding Related Party Transactions

The Company has a policy that any transactions between NHI and its officers, directors and affiliates will be on terms as favorable to NHI as can be obtained from unaffiliated third parties.  Such transactions with such persons will be subject to approval by the Audit Committee of the Board.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.  The Company’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the Board of Directors from time to time.  The number of directors has been set at five.  Thus, two directors have been nominated for re-election at the Meeting for a term of three years or until his successor is duly elected and qualified.  On February 15, 2011, the Board’s Nominating & Corporate Governance Committee recommended and the full Board of Directors nominated Mr. Adams and Mr. McCabe for re-election to the Board of Directors.  Unless authority to vote for the election of Mr. Adams or Mr. McCabe has been specifically withheld, your proxy holder intends to vote for the election of Mr. Adams and Mr. McCabe to hold office as a director for a term of three years or until his successor has been duly elected and qualified.

If Mr. Adams or Mr. McCabe becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder, to the extent permitted under the Federal securities laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. ADAMS AND MR. MCCABE AS PROVIDED IN PROPOSAL I.

PROPOSAL II

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  The Company is asking its shareholders to indicate their support for its named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation paid to the Company’s named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals.  Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders.  Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year and are significantly tied to the Company’s achievement of recurring funds from operation and recurring dividend payment goals.  We believe that these goals are aligned with the interests of our shareholders.

The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors.  However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider the shareholders’ concerns and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL III

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our shareholders to indicate, on an advisory basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal II in this proxy statement.  By voting on this Proposal III, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.  Alternatively, shareholders may abstain from casting a vote.

The Board of Directors believes it is most appropriate to conduct an advisory vote on executive compensation once every three years and, therefore, the Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

As described above under the caption “Compensation Discussion and Analysis,” our executive compensation program is designed to achieve a balance of short-term and long-term goals.  To this end, the Compensation Committee combines short-term cash incentive awards featuring one-year performance goals with long-term equity awards, which appreciate or vest based on the appreciation of our stock price.  The Board of Directors believes that holding the advisory vote on executive compensation once every three years will encourage a long-term focus on our executive compensation policies and practices, thereby promoting long-term value creation.  In contrast, an advisory vote on executive compensation every year or every two years may foster a short-term focus and undermine our ability to offer appropriate forms of long-term compensation.

Additionally, the Board of Directors believes that holding the advisory vote every three years will allow for a meaningful evaluation period of performance against our compensation practices, as any adjustments in pay practices will take time to implement and be reflected in the financial performance and the price of our common stock.  The Board of Directors believes that shareholders should consider our executive compensation, together with our corresponding long-term results, once every three years, as that will promote stability and is consistent with the long-term approach the Board takes in overseeing the business and management.  We believe that our overall long-term success, through periods of both strong and weak economic conditions, as well as through the various cycles and events affecting our industry from time to time, will be the appropriate way to ensure that our compensation programs are in the best interests of our shareholders.

As a result, an advisory vote on executive compensation more frequently than every three years would not, in our judgment, allow shareholders to compare executive compensation, or modifications thereof, to our performance.  Lastly, the Board of Directors believes that holding the advisory vote once every three years will allow the Compensation Committee an adequate period of time to assess the results of past advisory votes and consider potential modifications to our compensation program that it views as appropriate.  This may not be feasible on an annual or biennial basis, and the Board of Directors believes that both the Compensation Committee and our shareholders would benefit from having more time for a thoughtful and constructive analysis and review of our compensation program.

The option of once every one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.  This vote is advisory and, therefore, not binding, and the Board of Directors may decide in the future that it is in our best interests and in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL IV

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Although a shareholder vote is not required, the Board of Directors submits this accounting firm for approval by the shareholders.  BDO has audited the Company’s consolidated financial statements for each of the past five fiscal years, and has also provided the required Sarbanes-Oxley §404 attestation.

The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm.  If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company.  The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO are expected to be present at the Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS PROVIDED IN PROPOSAL IV.

How We Count the Votes

*

Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

*

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter.  As a result, abstentions will not have any effect on the voting results with respect to the proposal to elect directors or on the vote on Proposal II, Proposal III and Proposal IV.

*

If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a “broker non-vote” may affect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on the proposal to elect directors or on the vote on Proposal II, Proposal III or Proposal IV.

*

A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting.  The nominees for director who receives the highest number of FOR votes cast will be elected.  The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the approval of Proposal II, Proposal III and Proposal IV.

SHAREHOLDER COMMUNICATIONS

How can shareholders communicate with Company’s executive officers and Board of Directors?

The Board of Directors has created the “NHI Valuesline” program in order to enable employees and shareholders to communicate with (on a non-identifiable basis if so desired) NHI executive officers, independent directors, and the NHI Board.  The Valuesline toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to the Company’s internal auditor and establishes a date by which the caller can obtain a response to the communication, if so requested.  The internal auditor will forward any inquiries to or about executive officers or directors to the Corporate Secretary of the Company who will coordinate any necessary communication and response.  All shareholder communications are relayed by the Corporate Secretary to Mr. Webb as Chairman of the Nominating and Corporate Governance Committee.

Does the Company provide additional information on its website?

The NHI website (www.nhireit.com) contains information on the Company, including all public filings (Form 10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks and the like).  We also maintain the following documents on the website, all of which we hereby incorporate herein by reference:

- Corporate Governance Guidelines

- The Restated Audit Committee Charter

- The Compensation Committee Charter

- The Nominating and Corporate Governance Committee Charter

- Valuesline Information

- The NHI Code of Ethics

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  The website will also disclose whether there have been any amendments or waivers to the Code of Ethics.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  All of our press releases for the last two years can be accessed through the site’s press release page.  The website is updated regularly for any SEC filings and press releases.

Are there any other matters to be addressed at the Meeting?

We know of no other matters to be brought before the Meeting, but if other matters are properly brought up before or at the Meeting, the officers named in your proxy will vote as recommended by the Board of Directors on such matters, or if the Board of Directors does not give a recommendation, they will have discretion to vote in accordance with their best judgment on such matters, in each case to the extent permitted under the Federal securities laws.